                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           O2WIRELESS SOLUTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
                ------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

1)       Title of each class of securities to which transaction applies:
                                                                        --------
2)       Aggregate number of securities to which transaction applies:
                                                                     -----------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                                               ---------------------------------
4)       Proposed maximum aggregate
         value of transaction:
                              --------------------------------------------------

5)       Total fee paid:
                        --------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:
                                ------------------------------------------------
2)       Form, Schedule or Registration Statement No.:
                                                      --------------------------
3)       Filing Party:
                      ----------------------------------------------------------
4)       Date Filed:

---------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 April 24, 2001

Dear Shareholder:

         The 2001 Annual Meeting of Shareholders of o2wireless Solutions, Inc. will be held on May 24, 2001, at 9:00 a.m., local Eastern Standard Time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309. You are cordially invited to attend.

         The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, it is important that you carefully consider the matters before our shareholders, and vote accordingly.

         A copy of the Company's 2000 Annual Report is also enclosed for your information. It includes the Company's audited financial statements for the year ended December 31, 2000, as well as information on the Company's operations, markets and services.

         We look forward to seeing you at the Annual Meeting.

                           Very truly yours,

                           /s/ Stephen F. Johnston, Sr.

                           Stephen F. Johnston, Sr.
                           Chairman of the Board and Chief Executive Officer

                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE NORTH PARKWAY
                             ATLANTA, GEORGIA 30339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001

         The 2001 Annual Meeting of Shareholders of o2wireless Solutions, Inc. (the "Company") will be held on May 24, 2001 at 9:00 a.m., at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, for the following purposes:

         (1) To elect four directors to the Board of Directors, to serve for the respective terms set forth in the accompanying Proxy Statement and until their successors are elected and qualified; and

         (2) To approve an amendment to the Company's 1998 Stock Option Plan to increase the number of shares available for grant thereunder from 2,650,000 to 6,200,000; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 12, 2001 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                           By Order of the Board of Directors,


                           /s/ Stephen F. Johnston, Sr.
                           -------------------------------------------------
                           Stephen F. Johnston, Sr.
                           Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
April 24, 2001

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE NORTH PARKWAY
                             ATLANTA, GEORGIA 30339

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 2001

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of o2wireless Solutions, Inc. (the "Company") for the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 24, 2001, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 24, 2001. The address of the principal executive offices of the Company is 440 Interstate North Parkway, Atlanta, Georgia 30339.

         The Board has designated Stephen F. Johnston, Sr. and William J. Loughman, and each or either of them, as proxies to vote the shares of common stock, $.0001 par value per share (the "Common Stock") solicited on its behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any matter other than the election of directors, an abstention or broker non-vote would have the effect of a vote against the proposal in question.

         The record of shareholders entitled to vote at the annual meeting was taken on April 12, 2001. On that date the Company had outstanding and entitled to vote 27,937,737 shares of Common Stock, with each share of Common Stock entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 12, 2001 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director and director nominee of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group.

                                                    SHARES
    NAME OF                                      BENEFICIALLY         PERCENT
BENEFICIAL OWNER                                   OWNED(1)           OF CLASS
----------------                                --------------        --------
Stephen F. Johnston, Sr.                         6,274,843(2)           22.44%
Michael W. Riley                                   543,580(3)            1.94%
William J. Loughman                                205,668(4)               *
John G. Farmer, Jr.                                      0                  *
Robert J. Lambrix                                   21,200                  *
Andrew D. Roscoe                                    62,320                  *
Lisa Roumell                                     6,500,702(5)           23.27%
Murray L. Swanson                                   10,000                  *
Darin R. Winn                                            0                  *
DFW Capital Partners, L.P.                       6,350,664(6)           22.73%
Stratford Capital Partners, L.P.(7)              1,920,025(8)            6.87%
Stratford Equity Partners, L.P.(7)               1,772,380(9)            6.34%
American Capital Strategies, Ltd.                2,557,175(10)           8.39%
All directors and executive officers            13,643,821(11)          44.49%
  as a group (10 persons)

---------------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of April 12, 2001. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 27,647 shares of Common Stock subject to stock options that are currently exercisable and 10,775 shares held by Mr. Johnston as custodian for his minor child. The business address of Mr. Johnston is 440 Interstate North Parkway, Atlanta, Georgia 30339.

(3) Includes 64,785 shares of Common Stock subject to stock options that are currently exercisable, 477,795 shares held by the Michael W. Riley Family Ltd. Partnership, of which Mr. Riley is the general partner and 1,000 shares held jointly by Mr. Riley and his spouse Janis L. Riley.

(4) Includes 41,660 shares of Common Stock subject to stock options that are currently exercisable.

(5) Includes 6,350,664 shares held by DFW Capital Partners, L.P. Ms. Roumell is a general partner of Capital Partners-GP, L.P., the sole general partner of DFW Capital Partners, L.P. Ms. Roumell disclaims beneficial ownership of all securities, and all proceeds thereof, that exceed her pecuniary interest therein and/or that are not actually distributed to her. The business address of Ms. Roumell is Glenpointe Centre East, 5th Floor, 300 Frank W. Burr Boulevard, Teaneck, New Jersey 07666.

(6) Based upon a Schedule 13G filed with the Commission on January 31, 2001 by DFW Capital Partners, L.P. ("DFW"). The Company makes no representation as to the accuracy or completeness of the information reported. The address of DFW is Glenpointe Centre East, 5th Floor, 300 Frank W. Burr Boulevard, Teaneck, New Jersey 07666.

(7) Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. are affiliates, and are members of a group reporting on a Schedule 13G which also includes Thomas O. Hicks, Stratford Capital GP Associates, LP and Stratford Capital Corporation. Please see footnotes 8 and 9 to this table.

(8) Based upon a Schedule 13G filed with the Commission on February 14, 2001 by a group including Thomas O. Hicks, Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., Stratford Capital GP Associates, L.P. and Stratford Capital Corporation with respect to an aggregate of 3,692,405 shares, of which 1,920,025 shares are held directly by Stratford Capital Partners, L.P. According to the Schedule 13G, each of Mr. Hicks, Stratford Capital GP Associates and Stratford Capital Corporation has shared voting and dispositive power with respect to 3,692,405 shares. Stratford Capital Partners, L.P. has shared voting and dispositive power with respect to 1,920,025 shares. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The address of each of Stratford Capital Partners, LP, Stratford Equity Partners, LP, Stratford Capital GP Associates, LP and Stratford Capital Corporation is 300 Crescent Court, Suite 500, Dallas, Texas 75201.

(9) Based upon a Schedule 13G filed with the Commission on February 14, 2001 by a group including Thomas O. Hicks, Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., Stratford Capital GP Associates, L.P. and Stratford Capital Corporation with respect to an aggregate of 3,692,405 shares, of which 1,772,380 shares are held directly by Stratford Equity Partners, L.P. According to the Schedule 13G, each of Mr. Hicks, Stratford Capital GP Associates and Stratford Capital Corporation has shared voting and dispositive power with respect to 3,692,405 shares. Stratford Equity Partners, L.P. has shared voting and dispositive power with respect to 1,772,380 shares. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The address of each of Stratford Capital Partners, LP, Stratford Equity Partners, LP, Stratford Capital GP Associates, LP and Stratford Capital Corporation is 300 Crescent Court, Suite 500, Dallas, Texas 75201.

(10) Represents shares subject to immediately exercisable warrants. Based upon a Schedule 13G filed with the Commission on February 14, 2001 by American Capital Strategies, Ltd. ("ACS"). The Company makes no representation as to the accuracy or completeness of the information reported. The address of ACS is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814.

(11) Includes 158,932 shares of Common Stock subject to stock options that are currently exercisable.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of eight directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board consists of three Class I directors: John
G. Farmer, Jr., Stephen F. Johnston, Sr. and Andrew D. Roscoe, whose terms will expire at the 2001 Annual Meeting of Shareholders; two Class II directors: Darin
R. Winn and Lisa Roumell, whose terms will expire at the 2002 Annual Meeting of Shareholders; and three Class III directors: Michael W. Riley and Robert J. Lambrix, whose terms will expire at the 2003 Annual Meeting of Shareholders, and Murray L. Swanson, whose term will expire at the 2001 Annual Meeting of Shareholders.

         In April 2001, the Board of Directors increased the size of the Board from seven to eight members and elected Mr. Swanson to fill the vacancy created as a result of the increase in the size of the Board. Under Georgia law, the term of a director who has been elected by the Board of Directors expires at the corporation's next shareholders' meeting at which directors are elected. Accordingly, Mr. Swanson has been nominated by the Board of Directors for election as a Class III director of the Company to serve for a term of two years until the 2003 Annual Meeting of Shareholders.

         The Board of Directors has nominated John G. Farmer, Jr., and Stephen
F. Johnston, Sr., and Andrew D. Roscoe for election as Class I directors of the Company to serve for a term of three years until the 2004 Annual Meeting of Shareholders.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the four nominees standing for election. Because the nominees will be elected by plurality vote, votes withheld from any one or more nominees will not have any effect on the outcome of the election of directors. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class I directors for a term of three years, expiring at the 2004 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         STEPHEN F. JOHNSTON, SR., age 49, has served as our Chairman and Chief Executive Officer since he co-founded our company in 1991 under the name American Communications Construction, Inc. ("ACCI"), which provided services to four rural cellular telephone systems in Kentucky and West Virginia. In 1997, Mr. Johnston formed Clear Communications Group, Inc. through the combination of ACCI and two other wireless service providers. Mr. Johnston has over 13 years of experience in the telecommunications industry.

         JOHN G. FARMER, JR., age 53, has been a director of o2wireless Solutions since December 1999. Since 1994, Mr. Farmer has served as the managing partner of Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. (collectively "Stratford") both of which are small business investment companies affiliated with the Hicks, Muse, Tate & Furst organization. Each of Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. is the beneficial owner of greater than 5% of the Company's Common Stock. Prior to joining Stratford, Mr. Farmer served as Senior Vice President and Regional Manager for GE Capital's Corporate Finance Group, focusing primarily on private and public middle market companies, equity funds and leveraged buyout sponsors. Prior to working with GE Capital, Mr. Farmer served in various senior management positions with MBank in Dallas, Texas.

         ANDREW D. ROSCOE, age 43, has been a director of o2wireless Solutions since November 1997. Mr. Roscoe is the founder and principal of Force Nine, LLC, a telecommunications investment firm, which he founded in September 1999. Since March 2001, Mr. Roscoe has served as the Executive Director of GroupServe, Inc., a wireless Internet applications firm. Mr. Roscoe served as the Chief Executive Officer of Groupserve from February 2000 to March 2001. From 1992 to 1999, Mr. Roscoe served in a variety of positions, including President and Chief Executive Officer, with The Strategis Group, a telecommunications research firm, and its predecessors. From 1994 to 1997, Mr. Roscoe served as the Chairman of Integrated Site Development Company, LLC, which was sold to o2wireless Solutions in 1997. Mr. Roscoe is also the founder and a director of RJB Management Company. In 1987, Mr. Roscoe founded Economic and Management Consultants International, Inc., a wireless consulting firm. Mr. Roscoe has over 17 years of experience in the telecommunications industry, analyzing technology, markets and finance.

         The following person has been nominated by management for election to the Board of Directors as a Class III director for a term of two years, expiring at the 2003 Annual Meeting of Shareholders, and until his successor is elected and qualified:

         MURRAY L. SWANSON, age 60, has been a director of o2wireless Solutions since April 2001. Mr. Swanson served as Managing Director and Chief Executive Officer of Sonera Corporation U.S., a communications services firm, from October 1998 through March 2001. Mr. Swanson is currently exploring new business opportunities. Prior to his time with Sonera, Mr. Swanson served as Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc., a diversified telecommunications company providing telecommunications services in the telephone, cellular telephone, portable communications and radio paging industries, from 1986 to 1998. Mr. Swanson has over 25 years of experience in the telecommunications industry.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOREGOING NOMINEES.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

         Class II Directors, serving for a term expiring at the 2002 Annual Meeting of Shareholders:

         DARIN R. WINN, age 36, has been a director of o2wireless Solutions since December 1999. Since August 1998, Mr. Winn has been a principal at American Capital Strategies, Ltd. ("ACS"), a publicly traded buyout and mezzanine fund, and was responsible for opening the ACS office in Dallas, Texas. ACS is the beneficial owner of greater than 5% of the Company's Common Stock. From 1995 to August 1998, Mr. Winn was an associate with Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., Dallas-based private investment firms. From 1991 to 1995, Mr. Winn was a member of GE Capital's Southwest Corporate Finance Group where he focused on transactions involving senior debt financing opportunities. Prior to GE Capital, Mr. Winn was a member of the Dean Witter Reynolds Southwest Corporate Finance Group where he gained experience in mergers and acquisitions, leveraged buyouts, corporate restructuring, public offerings, and private placements of both debt and equity.

         LISA ROUMELL, age 42, has been a director of o2wireless Solutions since November 1997. Since July 1995, Ms. Roumell has been a general partner at DeMuth, Folger & Wetherill II, and DFW Capital Partners, L.P., both of which are private equity funds. DFW Capital Partners, L.P. is the beneficial owner of greater than 5% of the Company's Common Stock. From 1985 to 1995, Ms. Roumell worked with First Century Partners, the private equity affiliate of Smith, Barney, Harris & Upham and was a general partner from 1990 to 1995. Prior to 1985, Ms. Roumell was a financial analyst in the Smith, Barney, Harris & Upham corporate finance department.

         Class III Directors, serving for a term expiring at the 2003 Annual Meeting of Shareholders:

         MICHAEL W. RILEY, age 53, joined o2wireless Solutions in November 1997 as our President and Chief Operating Officer and has served as a director since that time. Prior to joining the Company, Mr. Riley worked for AT&T Wireless as the Vice President and General Manager from April 1996 through November 1997. In that role, Mr. Riley was responsible for building out the network infrastructure, developing the management organizations, formulating sales and distribution strategies, and producing operating budgets for seven large PCS markets. From 1992 through April 1996, Mr. Riley worked for Motorola as Vice President and Director of Worldwide Operations and later as the President of Iridium North America, a joint venture between Sprint, Motorola and Bell of Canada. From 1987 through 1992, Mr. Riley served in several management positions with Metro Mobile, a wireless cellular operator, including Director of Marketing, General Manager and Vice President of Operations. Mr. Riley has over 25 years of experience in the telecommunications industry.

         ROBERT J. LAMBRIX, age 61, served as a director of o2wireless Solutions from November 1997 through December 1999, and rejoined the Board in May 2000. In April 2000, Mr. Lambrix became the Chief Executive Officer for U.S. Medical, Inc., a medical equipment distribution firm in Denver, Colorado. Mr. Lambrix also serves as a director of Aethlon Medical, Inc., a publicly traded medical research firm. From 1996 to April 2000, Mr. Lambrix was an independent consultant to various small companies. From April 1996 to September 1996, Mr. Lambrix served as the Chief Financial Officer for Senior Campus Living, Inc. a retirement community. From 1983 to 1993 Mr. Lambrix served in various positions with Baxter International, Inc., most recently as the Chief Financial Officer from 1984 to 1993.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2000, its officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

         The Board of Directors held seven meetings and acted by unanimous written consent three times during the year ended December 31, 2000. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors has two standing committees - the Audit Committee and the Compensation Committee.

         The Audit Committee presently consists of Robert J. Lambrix, Andrew D. Roscoe and Darin R. Winn. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. Each of Messrs. Lambrix, Roscoe and Winn are "independent," as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealer's listing standards. The Audit Committee held four meetings during 2000. The Report of the Audit Committee appears below.

         The Compensation Committee presently consists of Stephen F. Johnston, Sr., Lisa Roumell and Andrew D. Roscoe. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and assisting in the administration of the Company's 1998 Stock Option Plan. The Compensation Committee met seven times during 2000.

         The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

                            REPORT OF AUDIT COMMITTEE

         In accordance with the written charter adopted by the Board of Directors (a copy of which is attached to this proxy statement as Appendix A), the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Audit Committee met four times and discussed the interim financial information contained in each of the Company's quarterly earnings announcements with the Chief Financial Officer and KPMG LLP prior to release. In discharging its oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2000 with management and has discussed with KPMG LLP, the independent auditors and accountants for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) with respect to those statements.

         The Audit Committee has received and reviewed the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence in connection with its audit of the Company's most recent financial statements. The Audit Committee has also considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining such firm's independence. See "Independent Public Accountants." Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                             Respectfully submitted,

                                             Mr. Robert J. Lambrix
                                             Mr. Andrew D. Roscoe
                                             Mr. Darin R. Winn

         The information in the foregoing Report of the Audit Committee shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                             EXECUTIVE COMPENSATION

         The following table presents certain information for the fiscal years ended December 31, 2000 and 1999 concerning compensation earned for services rendered in all capacities by the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG TERM
                                                                                                     COMPENSATION AWARDS
                                                                   ANNUAL COMPENSATION           ----------------------------
                                                                 ------------------------        SECURITIES
              NAME AND                                                                           UNDERLYING    ALL OTHER
         PRINCIPAL POSITION                          YEAR        SALARY($)       BONUS($)        OPTIONS(#)  COMPENSATION (1)
         ------------------                          ----        --------        --------        ----------  ----------------

Stephen F. Johnston, Sr .....................        2000        $201,451        $ 50,000          59,122        $5,880
   Chairman and Chief Executive .............        1999         189,346          46,250              --           432
        Officer
Michael W. Riley ............................        2000        $211,785        $357,250         553,537        $4,455
   President and Chief Operating                     1999         189,346          46,250         410,657           580
        Officer
William J. Loughman .........................        2000        $153,832        $ 42,500         149,030        $1,142
   Executive Vice President, Chief                   1999         114,711          13,500         132,500           460
        Financial Officer, Secretary
        and Treasurer

---------------
(1) Represents premiums for life and disability insurance paid for the benefit of the indicated Named Executive Officers.

COMPENSATION OF DIRECTORS

         Each of the Company's non-employee directors who are not employees of or affiliated with the Company's shareholders owning greater than 5% of our common stock receives cash compensation of $1,000 per meeting requiring "in person" attendance and $750 per telephonic meeting. On the date such non-employee director is elected to the Board, such director is granted an option to purchase 4,000 shares which is immediately exercisable as of the date of grant. In addition, each of these directors also receives an option to purchase 4,000 shares of the Company's common stock on an annual basis, which annual grant vests over a period of three years from the date of grant. Director options have a ten year term. All options will immediately and fully vest if a director ceases to be a director or the Company undergoes a change in control and will automatically expire, unless exercised, upon the earlier of (i) one year from the date the director ceased to be a director or the Company undergoes a change in control, or (ii) ten years from the date of grant. These options have an exercise price equal to the fair market value of the Company's common stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Stephen F. Johnston, Sr., Lisa Roumell and Andrew D. Roscoe. With the exception of Stephen F. Johnston, Sr., who serves as Chairman of the Board and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 2000.

         In February 1998, we entered into an agreement with Mr. Johnston to lease the office space in which our corporate headquarters are located. The lease provides for minimum annual rental payments of approximately $182,000 through May 2003. Lease payments to Mr. Johnston by the Company with respect to such property totaled $167,000 during 2000. Management believes that the rent paid for such office space is at or below market rental rates for comparable space.

         During fiscal 2000, the Company performed services for Wireless Group, Inc. for which it will be paid approximately $12,000. Pacific Communications LLC paid the Company approximately $6,100 for services rendered by the Company. Clear Paging, Inc. was paid approximately $3,400 by the Company for services rendered by Clear Paging and the Company was paid approximately $6,100 by Clear Paging for services performed by the Company for Clear Paging. Each of Wireless Group, Pacific Communications and Clear Paging is an entity in which Mr. Johnston is a principal or controlling shareholder or member and/or an executive officer and director or managing member.

         No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

EMPLOYMENT AGREEMENTS

         On December 27, 2000 the Company entered into an employment agreement with Michael W. Riley to serve as its President and Chief Operating Officer. Mr. Riley's employment agreement is for a term of one year; however, the agreement automatically renews for successive one year terms unless either party provides the other party with notice of its intention not to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Riley is paid an annual base salary of $210,000 and is eligible to receive incentive bonuses of up to 50% of his base salary based on revenue, gross profit, EBITDA and working capital targets established by the Board of Directors. As additional compensation under the agreement, Mr. Riley received stock options to purchase 450,000 shares of the Company's common stock at an exercise price of $6.375 per share, the fair market value of the common stock on the date of grant. Pursuant to the terms of the agreement, if Mr. Riley voluntarily terminates his employment before December 3, 2001, his rights in these stock options granted under the agreement will be forfeited. In the event of a change of control, these stock options will vest and become exercisable in full as of the date of the change of control.

         If Mr. Riley is terminated without cause prior to December 4, 2001, or if his employment agreement is not renewed for a successive one year term after December 4, 2001, Mr. Riley is entitled to receive, as severance pay, his annualized base salary through December 4, 2002 and a pro rata portion of his incentive bonus, if any. In addition, the Company must continue to provide Mr. Riley with medical insurance coverage, through COBRA, for a period of twelve months following his termination, or until Mr. Riley begins working for another entity.

         On December 4, 2000 the Company entered into an employment agreement with William J. Loughman to serve as its Executive Vice President and Chief Financial Officer. Mr. Loughman's employment agreement is for a term of two years; however, the agreement automatically renews for successive one year terms unless either party provides the other party with notice of its intention not to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Loughman is paid an annual base salary of $170,000 and is eligible to receive incentive bonuses of up to 50% of his base salary based on revenue, gross profit, EBITDA and accounts receivable targets and specified management business objectives established by the Board of Directors. As additional compensation under the agreement, Mr. Loughman received stock options to purchase 100,000 shares of the Company's common stock at an exercise price of $6.375 per share, the fair market value of the common stock on the date of grant, and receives a monthly automobile allowance of $450. In the event of a change of control, these stock options will vest and become exercisable in full as of the date of the change of control.

         If Mr. Loughman is terminated without cause, he is entitled to receive his annualized base salary for a period of one year from the date of his termination and a pro rata portion of his incentive bonus, if any. In addition, the Company must continue to provide Mr. Loughman with medical insurance coverage, through COBRA, for a period of twelve months following his termination, or until Mr. Loughman begins working for another entity. If the Company experiences a change of control and Mr. Loughman's duties are materially changed, his salary is reduced, or he is compelled to transfer to a different location, Mr. Loughman may, within three months of the change in control, terminate his employment. Upon such termination, Mr. Loughman will be entitled to receive his base salary, as of the date of the change of control, for a period of twelve months, a pro rata portion of his incentive bonus, if any, and the Company must continue to provide Mr. Loughman with medical insurance coverage, through COBRA, for a period of twelve months following such termination, or until Mr. Loughman begins working for another entity.

         Each of Messrs. Loughman and Riley's employment agreements contain confidentiality and nonsolicitation provisions restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

401(K) PROFIT SHARING PLAN

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed one month of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 15% of their salary on a pre-tax basis (up to $10,500 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

STOCK OPTION PLAN

         In September 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 2,650,000 shares of Common Stock (6,200,000 shares if the proposed amendment to the Plan is approved at the Annual Meeting). Incentive stock options granted pursuant to the Plan will generally expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is three months after the termination of the holder's service with the Company. Options granted under the Plan typically vest over a period ranging from two to four years. As of March 31, 2001, options to purchase 2,327,259 shares of Common Stock were outstanding pursuant to the Plan. For a more complete description of the Plan, see "Agenda Item Two - Approval of Amendment to 1998 Stock Option Plan."

         The following table provides certain information concerning individual grants of stock options under the Company's 1998 Stock Option Plan made during the year ended December 31, 2000 to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------
                                        % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                                          OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                                        GRANTED TO      EXERCISE OR                       PRICE APPRECIATION FOR
                             OPTIONS   EMPLOYEES IN     BASE PRICE                           OPTION TERM(1)
                             GRANTED      FISCAL          ($ PER        EXPIRATION    -----------------------------
          NAME                 (#)         YEAR           SHARE)           DATE            5%              10%
          ----               --------  ------------     -----------     ----------     ----------      ----------

Stephen F. Johnston, Sr        59,122       3.7%            (2)             (2)        $  228,299      $  578,554
Michael W. Riley              553,537      34.8%            (3)             (3)         2,187,783       5,544,273
William J. Loughman           149,030       9.4%            (4)             (4)           612,160       1,551,335

---------------
(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Options for 44,122 shares at an exercise price of $3.74 per share and expiring on May 3, 2010 vest in equal increments on a monthly basis over a period of 2 years, commencing on June 3, 2000. Options for 15,000 shares at an exercise price of $13.20 per share and expiring on August 16, 2010 vest in equal increments on a monthly basis over a period of 3 years, commencing on September 16, 2000.

(3) Options for 73,537 shares at an exercise price of $3.40 per share and expiring on May 3, 2010 vest in equal increments on a monthly basis over a period of 2 years, commencing June 3, 2000. Options for 15,000 shares at an exercise price of $12.00 per share and expiring on August 16, 2010 vest in equal increments on a monthly basis over a period of 3 years, commencing on September 16, 2000. Options for 15,000 shares at an exercise price of $12.00 per share and expiring on August 16, 2010 vest in increments of 3,000 shares on each of August 16, 2001, 2002, 2003, 2004 and 2005. Options for 450,000 shares at an exercise price of $6.375 per share and expiring on December 27, 2010 vest on December 27, 2001.

(4) Options for 29,415 shares at an exercise price of $3.40 per share and expiring on May 3, 2010 vest in equal increments on a monthly basis over a period of 2 years, commencing on September 16, 2000. Options for 7,500 shares at an exercise price of $12.00 per share and expiring on August 16, 2010 vest in equal increments on a monthly basis over a period of 3 years, commencing on September 16, 2000. Options for 12,115 shares at an exercise price of $12.00 per share and expiring on September 16, 2010 vest in increments of 2,423 shares on each of August 16, 2001, 2002, 2003, 2004 and 2005. Options for 100,000 shares at an exercise price of $6.38 per share and expiring on December 4, 2010 vest in increments of 50,000 shares on each of December 4, 2001 and December 4, 2002.

         The following table provides certain information concerning options exercised during the year ended December 31, 2000 and the value of unexercised options held by the Named Executive Officers as of December 31, 2000.

                                                                                                  VALUE OF UNEXERCISED IN
                                                                NUMBER OF UNEXERCISED               THE-MONEY OPTIONS AT
                              SHARES                          OPTIONS AT FISCAL YEAR END             FISCAL YEAR END (1)
                            ACQUIRED ON          VALUE      ------------------------------     -------------------------------
NAME                        EXERCISE (#)      REALIZED($)   EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                        ------------      -----------   -----------      -------------     -----------       -------------

Stephen F. Johnston, Sr            --                  --      14,535            44,587         $ 71,707          $  174,163
Michael W. Riley              507,761          $1,376,512      44,315           615,222          300,068           2,322,879
William J. Loughman            66,250          $  719,500      33,262           208,518          245,637             979,528

---------------

(1) Dollar values were calculated by determining the difference between the closing price of $9.3125 per share of Common Stock, as reported by The Nasdaq Stock Market on December 31, 2000, and the exercise price of the options.

                           RELATED PARTY TRANSACTIONS

         The following is a description of transactions since January 1, 2000 to which the Company has been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Company's capital stock had or will have a direct or indirect material interest, other than compensation arrangements with the Company's directors and executive officers that are described under "Executive Compensation." For information with respect to certain related party transactions between the Company and Mr. Johnston, please see "Compensation Committee Interlocks and Insider Participation."

         On June 15, 2000, the Company acquired all of the issued and outstanding common stock of Communications Consulting Services, Inc. ("CCS"), of which John J. Meyer, the Company's Executive Vice President and Chief Technical Officer, was the owner of 50% of the common stock. The purchase price paid by the Company for CCS was $2.3 million, all of which was paid in cash.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for: (i) reviewing, recommending, and approving the Company's compensation philosophy and policies and benefits programs; (ii) reviewing and approving the base salaries, bonuses and stock option grants for all executive officers of the Company; and (iii) administering the Company's stock option plan.

         The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and profitability. Compensation for each of the Company's executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options.

         The Compensation Committee's philosophy is that a critical component of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         The Compensation Committee reviews executive compensation annually, unless a previously specified salary level has been established in an executive's employment contract (as is the case with certain of the Company's executive officers). Annual salary recommendations are generally based on peer group and national industry surveys of executive compensation packages for companies of a similar size in our industry, as well as evaluations of the individual executive's past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

         The amount of any annual bonus to be paid to executive officers is currently determined based upon an evaluation of such factors as individual performance relative to contributing to the Company's short and long term goals, increases in the Company's revenues, gross profit, and EBITDA and working capital targets. From time to time, the specific Company performance measures considered may change in response to changes in overall Company performance objectives.

         Stock options represent a substantial portion of compensation for the Company's executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of four years (although certain special types of grants may vest over a shorter period) and executives typically must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         The Compensation Committee will continually evaluate the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                             Stephen F. Johnston, Sr.
                                             Andrew D. Roscoe
                                             Lisa Roumell

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market Index and the Nasdaq Telecommunications Index for the period commencing on August 16, 2000 (the date of the Company's initial public offering of Common Stock) and ending December 31, 2000 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on August 16, 2000. The change in cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (B) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
            O2WIRELESS SOLUTIONS, INC., NASDAQ STOCK MARKET INDEX AND
                         NASDAQ TELECOMMUNICATIONS INDEX

                  [Shareholder Performance Graph Appears Here]

     ASSUMES $100 INVESTED ON AUGUST 16, 2000 IN O2WIRELESS SOLUTIONS, INC.
                   COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                         NASDAQ TELECOMMUNICATIONS INDEX

                                     8/16/00        8/31/00       9/29/00       10/31/00       11/30/00     12/29/00
                                     -------        -------       -------       --------       --------     --------
o2wireless Solutions, Inc.           $100.00        $162.62       $144.40        $86.92         $50.94       $69.63
NASDAQ Telecommunications Index      $100.00        $105.02       $ 92.60        $80.89         $58.89       $59.04
NASDAQ Market Index                  $100.00        $100.00       $ 87.39        $79.68         $61.60       $58.44

                                 AGENDA ITEM TWO
                 APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN

GENERAL

         In September 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the Plan. The Plan has an effective date of November 18, 1997, which is the date it was approved by our wholly owned subsidiary o2wireless, Inc., prior to the Company's reorganization. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 2,650,000 shares of Common Stock (6,200,000 shares if the proposed amendment to the Plan is approved at the Annual Meeting) at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan.

         Under the terms of the Plan, the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

         As of March 31, 2001, the Company had granted options to purchase shares of Common Stock pursuant to the Plan as follows: (i) each Named Executive Officer (Stephen F. Johnston, Sr.: 59,122 shares; Michael W. Riley: 964,194 shares; and William J. Loughman: 308,030 shares); (ii) all current executive officers as a group: 1,397,596 shares; (iii) all current directors who are not executive officers as a group: 31,800 shares; (iv) each nominee for election as a director (Stephen F. Johnston, Sr.: 59,122 shares; John G. Farmer, Jr.: 0 shares; Andrew D. Roscoe: 10,600 shares; and Murray L. Swanson: 0 shares) and
(v) all employees, including all current officers who are not executive officers, as a group: 1.7 million shares.

DESCRIPTION OF PROPOSED AMENDMENT

         On February 27, 2001, the Board of Directors of the Company adopted an amendment to the Plan which would increase the number of shares of the Company Common Stock available for grant thereunder to 6,200,000 shares from 2,650,000 shares. A copy of the proposed amendment to the Plan is attached hereto as Appendix "B." As of March 31, 2001, less than 600,000 shares of Common Stock remained available for grant under the Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT. The affirmative vote of a majority of the shares of the Company's Common Stock represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the Plan.

DESCRIPTION OF THE PLAN

         Effective Date. The effective date of the Plan is November 18, 1997. The Plan shall remain in effect until all shares subject to or which may become subject to the Plan shall have been purchased pursuant to options granted under the Plan, provided that options under the Plan must be granted within 10 years from the effective date.

         Shares Reserved for the Plan. The shares of our common stock available for issuance under the Plan may, at the election of the Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan shall be 2,650,000 shares of our common stock (6,200,000 shares if the amendment to the Plan is approved by the shareholders of the Company at the Annual Meeting). Any shares subject to an option which for any reason expires or is terminated unexercised may again be subject to an option under the Plan.

         In the event of a subdivision or combination of our shares of common stock, the maximum number of shares that may thereafter be issued and sold under the Plan and the number of shares under option shall be proportionately increased or decreased, and the terms relating to the price at which shares under option will be sold will be appropriately adjusted, as determined to be proper and appropriate by the Board of Directors or the committee administering the Plan, as the case may be. In the case of a reclassification or other change in our shares of common stock, the Board of Directors will also make appropriate adjustments.

         Persons Eligible to Participate in the Plan. Under the Plan, options may be granted only to officers, directors and key employees of o2wireless or its subsidiaries, as well as certain consultants and advisors to o2wireless. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Board of Directors or the Stock Option Committee shall take into account the duties of each recipient, their present and potential contributions to the success of o2wireless or of a subsidiary of o2wireless, the anticipated number of years of effective service remaining, and any other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan.

         Administration of the Plan. The Plan shall be administered by the Board of Directors or a committee composed of not less than two members appointed by the Board of Directors of o2wireless from among its members (the "Committee"). Each member of the Committee shall be a "Non-Employee Director" as such term is defined in Rule 16b-3 under the 1934 Act, or any successor regulation. Subject to the provisions of the Plan, the Board of Directors or the Committee has the authority to determine the employees to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

         Exercise Price, Terms of Exercise and Payment for Shares. Each option granted under the Plan will be represented by an Option Agreement which shall set forth the terms particular to that option, including the number of shares covered by the option, the exercise price, the term of the option and any vesting requirements.

         The exercise price of options granted under the Plan will be determined by the Board of Directors or the Committee, but in no event shall such exercise price be less than 100% of the fair market value of our common stock on the date of grant of the option in the case of qualified incentive stock options. In the case of non-qualified stock options, the limitations with respect to the exercise price shall not be applicable.

         Options may be purchased in whole or in part by the optionee, but in no event later than 10 years from the date of the grant. Any incentive stock option granted under the Plan to an individual who owns more than 10% of the total combined voting power of all classes of stock of o2wireless or a subsidiary may not be purchased at a price less than 110% of the fair market value on the day the option is granted, and no such option may be exercised more than five years from the date of grant. The purchase price for the shares shall be paid in cash or shares of common stock, or a combination of both. Common stock purchased pursuant to an option must be paid for in full at the time of purchase. Upon payment, o2wireless will deliver stock certificates for such shares to the optionee.

         Termination of Employment, Assignment and Other Limitations. In the event that a holder of an option granted under the Plan ceases to be an employee of o2wireless or any subsidiary of o2wireless for any reason other than his or her death or total and permanent disability, any option or unexercised portion thereof, which is otherwise exercisable on the date of such termination, shall expire three months from the date of such termination or at the end of the term of the Option Agreement, whichever comes first. Any options which are not exercisable on the date of such termination shall immediately terminate.

         Upon the death or total and permanent disability of the holder of an option, any incentive stock option or unexercised portion thereof which is otherwise exercisable shall expire within one year of the date of such death or disability. Any incentive stock options which were not exercisable on the date of such death or disability may, in the discretion of the Board of Directors or the Committee, become immediately exercisable for a period of one year from the date of such death or disability or until the end of the term of the Option Agreement, whichever comes first.

         With respect to non-qualified option grants, limitations with respect to termination of employment or death shall be determined on a case by case basis by the Board of Directors or the Committee at the time of the non-qualified option grant. Price and exercise limitations with respect to Ten Percent Owners shall not apply to non-qualified options.

         Non-qualified options granted under the Plan are transferable by gift or though a domestic relations order to any "family member" of the optionee as such term has been defined by the Securities and Exchange Commission in the instructions governing the use of the Registration Statement on Form S-8, in addition to being transferable by will or under the laws of descent and distribution. Incentive stock options are non-transferable except by will or under the laws of descent and distribution.

         Adjustment of Shares. In case o2wireless is merged or consolidated with another corporation and o2wireless is not the survivor, or in case o2wireless is acquired by another corporation, or in case of a separation, reorganization, recapitalization or liquidation of o2wireless, the Board of Directors of o2wireless shall either make appropriate provision for the protection of any outstanding options, including without limitation the substitution of appropriate stock of o2wireless or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect of the shares of our common stock, or upon written notice to the optionee, provide that the option must be exercised within 60 days or it will be terminated.

         In the event that dividends are payable in our common stock or in the event there are splits, subdivisions or combinations of shares of our common stock, the number of shares available under the Plan will be increased or decreased proportionately, as the case may be, as determined to be proper by the Board of Directors or the Committee.

         Limitation on Number of Shares That May be Purchased. For incentive stock options granted under the Plan, the aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. This limitation does not apply to non-qualified option grants.

         Amendment and Termination of the Plan. The Board of Directors may at any time and from time to time terminate, modify or amend the Plan in any respect, except that without shareholder approval the Board of Directors may not
(i) increase the maximum number of shares for which options may be granted under the Plan (other than increases due to changes in capitalization - See "Shares Reserved for the Plan," paragraph 2), or (ii) change the class of persons eligible for qualified incentive options.

         The termination or any modification or amendment of the Plan shall not, without the written consent of an optionee, affect his or her rights under an option or right previously granted to him or her. With the written consent of the optionee affected, the Board of Directors or the Committee may amend outstanding option agreements in a manner not inconsistent with the Plan. Without employee consent the Board of Directors may at any time and from time to time modify or amend outstanding option agreements in such respects as it shall deem necessary in order that options granted thereunder shall comply with the appropriate provisions of the Code, and regulations thereunder which are in effect from time to time respecting "Qualified Incentive Options." Our Board of Directors may also suspend the granting of options pursuant to the Plan at any time and may terminate the Plan at any time; provided, however, no such suspension or termination shall modify or amend any option granted before such suspension or termination unless (1) the affected participant consents in writing to such modification or amendment or (2) there is a dissolution or liquidation of o2wireless.

         Federal Income Tax Consequences

         Incentive Stock Options. All stock options granted or to be granted under the Plan which are designated as incentive stock options are intended to be incentive stock options as defined in Section 422 of the Code.

         Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor o2wireless will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the stock acquired upon exercise of his incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (the later of (i) two years from the date the option was granted, or (ii) one year from the date of the transfer of the shares to the optionee upon exercise of the option), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount equal to the lesser of:

         (a)      gain on the sale or other disposition; or

         (b) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

         The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for o2wireless.

         The Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring, through a third party, to o2wireless other shares of o2wireless' common stock owned by the optionee. Section 422 of the Code provides that an option will continue to be treated as an incentive stock option even if an optionee exercises such incentive stock option with previously acquired stock of the corporation granting the option. Accordingly, except as noted below with respect to certain "statutory option stock," an optionee who exercises an incentive stock option in whole or in part by transferring to o2wireless shares of o2wireless' common stock will recognize no gain or loss upon such exercise.

         Section 424(c)(3) of the Code provides that if "statutory option stock" is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

         Incentive stock options offer two principal tax benefits: (1) the possibility of converting ordinary income into capital gain to the extent of the excess of fair market value over option price at the time of exercise, and (2) the deferral of recognition of gain until disposition of the stock acquired upon the exercise of the option.

         The Taxpayer Relief Act of 1997 (the "1997 Tax Act") and the Restructuring and Reform Bill of 1998 (the "1998 Tax Act") made significant changes to individual capital gains tax rates. The 1997 Tax Act generally reduced the maximum tax rate for gains realized by individual taxpayers from the sale of capital assets held for more than eighteen months from 28% to 20% (18% if the property has been held for more than five years and is acquired and sold after the year 2000). For capital assets held for more than one year but not more than eighteen months, the maximum tax rate remains at 28%, as it was under prior law. In addition, taxpayers otherwise subject to the 15% rate bracket will be entitled to a 10% maximum tax rate on long-term capital gains (18% if the property has been held for more than five years and is sold after the year
2000). These rates and holding periods will apply to the extent of any dispositions during any tax year ending before January 1, 1998. The 1998 Tax Act eliminated the eighteen month holding period for most capital assets, including shares of stock with the effect that most capital assets that are held for more than twelve months but not more than eighteen months will be subject to the 20% capital gains rate, rather than the 28% rate. In addition, the 1998 Tax Act clarified that gains on capital assets held for more than twelve months, rather than eighteen months will be considered long-term capital gains. The new maximum tax rates for long-term capital gains will apply for purposes of both the regular income tax and the alternative minimum tax. However, the excess of the fair market value of shares acquired through the exercise of an incentive stock option over the exercise price is taken into account in computing an individual taxpayer's alternative minimum taxable income. Thus, the exercise of an incentive stock option could result in the imposition of an alternative minimum tax liability.

         In general, an option granted under the Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the "new option" is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option.

         Non-Qualified Stock Options. All options granted or to be granted under the Plan which do not qualify as incentive stock options are non-statutory options not entitled to special tax treatment under Section 422 of the Code.

         A participant in the Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. In such a case, the recipient will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option as of such date over the price, if any, paid for such option. No income would then be recognized on the exercise of the option, and when the shares obtained through the exercise of the option are disposed of in a taxable transaction, the resulting gain or loss would be capital gain or loss (assuming the shares are a capital asset in the hands of the optionee). However, under the applicable Treasury Regulations, the non-qualified stock options issued under the Plan will not have a readily ascertainable fair market value unless at the time such options are granted similar options of o2wireless are actively traded on an established market. o2wireless presently has no such actively traded options.

         Upon the exercise of a non-statutory option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. o2wireless is not entitled to an income tax deduction with respect to the grant of a non-statutory stock option or the sale of stock acquired pursuant thereto. o2wireless generally is permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-statutory stock option.

         The Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to o2wireless any other shares of o2wireless common stock owned by the optionee. If an optionee exchanges previously acquired common stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price.

         Basis and Holding Period of Shares. In most cases, the basis in shares acquired upon the exercise of a non-qualified option will be equal to the fair market value of the shares on the employee's income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date. In the case of an incentive stock option, the basis of the shares acquired on the exercise of the option will be equal to the option's exercise price, and the holding period of the shares will begin on the date the incentive stock option is exercised. However, if shares of previously acquired stock are surrendered to pay the exercise price of an incentive stock option or a non-qualified stock option, the basis and holding period of the shares received in exchange therefor are determined differently. The basis of the shares surrendered to pay the exercise price becomes the basis of an equal number of new shares received upon the exercise of the option, and the holding period of the new shares will include the holding period of the shares surrendered to pay the exercise price (except for the purpose of meeting the holding period required by Section 422 of the Code). The remaining shares received upon the exercise of an incentive option will have a basis equal to any cash paid on the exercise and any gain recognized on the disposition of statutory option stock under Section 424(c)(3) of the Code. The remaining shares received upon the exercise of a non-qualified option will have a basis equal to the fair market value of such shares less any cash paid on the exercise (the amount included in the optionee's taxable income). The holding period for such remaining shares will begin on the date of receipt by the optionee.

         General The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

         THE PRECEDING DISCUSSION IS BASED UPON FEDERAL TAX LAWS AND REGULATIONS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, WHICH ARE SUBJECT TO CHANGE, AND UPON AN INTERPRETATION OF THE STATUTORY PROVISIONS OF THE CODE, ITS LEGISLATIVE HISTORY AND RELATED INCOME TAX REGULATIONS. FURTHERMORE, THE FOREGOING IS ONLY A GENERAL DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL FEDERAL INCOME TAX ASPECTS OF THE PLAN. OPTION HOLDERS MAY ALSO BE SUBJECT TO STATE AND LOCAL TAXES IN CONNECTION WITH THE GRANT OR EXERCISE OF OPTIONS GRANTED UNDER THE PLAN AND THE SALE OR OTHER DISPOSITION OF SHARES ACQUIRED UPON EXERCISE OF THE OPTIONS. EACH EMPLOYEE RECEIVING A GRANT OF OPTIONS SHOULD CONSULT WITH HIS OR HER PERSONAL TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP has served as independent auditors of the Company for the fiscal year ended December 31, 2000 and has been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         AUDIT FEES. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the review of the financial statements included in the Company's Form 10-Q for that year were $382,350.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2000, KPMG LLP did not perform any services with regard to financial information systems design and implementation.

         ALL OTHER FEES. The aggregate fees for non-audit services provided by KPMG LLP were $1,033,688.

         The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP to the Company is compatible with maintaining such firm's independence. See also "Report of Audit Committee."

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 440 Interstate North Parkway, Atlanta, Georgia 30339. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 2002 Annual Meeting must be received at the Company's principal executive offices by December 25, 2001 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

         With respect to any such proposals received by the Company after March 10, 2002, the persons named in the form of proxy solicited by management in connection with the 2002 Annual Meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interests of the Company.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                           By Order of the Board of Directors,


                           /s/ Stephen F. Johnston, Sr.
                           -------------------------------------------------
                           Stephen F. Johnston, Sr.
                           Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
April 24, 2001

                                                                      APPENDIX A

                           o2wireless Solutions, Inc.
            Charter of the Audit Committee of the Board of Directors
                              Adopted June 20, 2000

I. Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

         - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

         - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

         Audit Committee members shall meet the requirements of the National Association of Securities Dealers. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or have been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

         Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

         Review Procedures

         1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review the Company's annual audited financial statements prior to filing or distribution, including the Management's Discussion and Analysis. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments, regulatory pronouncements, as well as significant suggestions for improvements that the external auditors may have.

         3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

         4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

         Independent Auditors

         5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

         6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

         7. Review the independent auditors' audit plan and engagement letter - discuss scope, staffing, locations, reliance upon management, internal audit and general audit approach, and fee arrangements.

         8. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

         9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         Internal Audit Department and Legal Compliance

         10. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

         11.      See optional internal audit features below

         Other Audit Committee Responsibilities

         12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

         13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

         14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

         15. Annually review a summary of director-related party transactions and potential conflicts of interest.

                                                                      APPENDIX B

                                    AMENDMENT
                           EFFECTIVE FEBRUARY 27, 2001
                                       TO
                           O2WIRELESS SOLUTIONS, INC.
                             1998 STOCK OPTION PLAN

         WHEREAS, the Board of Directors of o2wireless Solutions, Inc. (the "Company") has previously adopted, and the shareholders of the Company have approved, the 1998 Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

         WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company to amend the Plan so as to increase the number of shares available for issuance pursuant to the exercise of options granted under the Plan.

         NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                   ARTICLE I

                                AMENDMENT TO PLAN

         Section 4 of the Plan shall be amended by deleting such section in its entirety and substituting therefor the following:

                  "4. SHARES RESERVED FOR PLAN. The shares of the Company's Common Stock to be sold to Eligible Employees or Eligible Participants under the Plan may at the election of the Board of Directors be either treasury shares or Shares originally issued for such purpose. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be SIX MILLION TWO HUNDRED THOUSAND (6,200,000); provided, however, that such Shares shall be subject to the adjustments provided in Section 8(h). Any shares subject to an Option which for any reason expires or is terminated unexercised may again be subject to an Option under the Plan."

                                   ARTICLE II

                           EFFECTIVE DATE OF AMENDMENT

         The amendment effected hereby shall be effective for options granted under the Plan to Eligible Employees on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company represented in person or by proxy and voted at a meeting of shareholders. In the event shareholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Company, then any option granted in the intervening period to eligible employees shall be void.

                           O2WIRELESS SOLUTIONS, INC.

                          440 INTERSTATE NORTH PARKWAY

                             ATLANTA, GEORGIA 30339

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Stephen F. Johnston, Sr. and William J. Loughman or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of O2WIRELESS SOLUTIONS, INC. to be held on May 24, 2001, at 9:00 a.m. at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, and any adjournments or postponements thereof:

1. TO ELECT FOUR DIRECTORS TO THE BOARD OF DIRECTORS TO SERVE FOR THE TERMS INDICATED BELOW AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

[ ]         FOR all nominees listed below (except                        [ ]         WITHHOLD AUTHORITY
            as marked to the contrary below)                                         to vote for all nominees listed below

     Class I (terms to expire in 2004): John G. Farmer, Jr., Stephen F. Johnston, Sr. and Andrew D. Roscoe

     Class III (term to expire in 2003): Murray L. Swanson

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. TO APPROVE AN AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT THEREUNDER FROM 2,650,000 TO 6,200,000, AS DESCRIBED IN AGENDA ITEM TWO TO THE PROXY STATEMENT.

            [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                                              Please date and sign this Proxy exactly as
                                                              name(s) appears on the mailing label.

                                                              ---------------------------------------

                                                              ---------------------------------------

                                                              Print Name(s):
                                                                              -------------------------

                                                              Dated: --------------------------------

                                                              NOTE: When signing as an attorney,
                                                              trustee, executor, administrator or
                                                              guardian, please give your title as such.
                                                              If a corporation or partnership, give full
                                                              name by authorized officer. In the case of
                                                              joint tenants, each joint owner must sign.